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                                                                 Exhibit (d)(8)

                                   AMENDMENT
                                       TO
                        INVESTMENT SUB-ADVISER AGREEMENT

The Investment Sub-Adviser Agreement dated as of June 1, 2003 (the "Agreement") by and between Investors Bank & Trust Company-Advisory Division (the "Adviser") and Lincoln Capital Fixed Income Management Company, LLC (now known as Lehman Brothers Asset Management LLC), for the benefit of MERRIMAC CASH PORTFOLIO (the "Portfolio"), is hereby amended as of May 1, 2005, as shown on the attached Schedule A.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative.


INVESTORS BANK & TRUST COMPANY-ADVISORY DIVISION

By:    /s/ Michael F. Rogers
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Name:  Michael F. Rogers
       ----------------------------------------------
Title: President
       ----------------------------------------------


LEHMAN BROTHERS ASSET

By:    /s/ Brad Tank
       -----------------------------------------------
Name:  Brad Tank
       -----------------------------------------------
Title: Chief Executive Officer
       -----------------------------------------------
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                                   SCHEDULE A

The Adviser will pay to the Sub-Adviser as full compensation for the Sub-Adviser's services rendered an annual fee, computed by applying the annual percentage rate set forth below to the average daily net assets of the Portfolio during the calendar month:

                    0.0675% of the average daily net assets

The fee for each month shall be payable within 30 business days after the end of the month. If this Agreement is effective for only a portion of any calendar month, the fee payable for such partial month shall be pro rated based upon the number of days during the month that the Agreement was in effect bears to the number of days in the month.